EXHIBIT 2.2

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made and entered into as of October 25, 2002 by and among Constellation Health Services, Inc., a Maryland corporation ("CHSI"), and the persons identified as Sellers on Schedule 7(k) of the Amended and Restated Schedules to the Purchase Agreement (as hereinafter defined and as amended hereby), on the one hand (CHSI and such persons, collectively, "Seller"), and Senior Housing Properties Trust, a Maryland real estate investment trust ("SNH"), and Five Star Quality Care, Inc., a Maryland corporation ("FVE"), on the other hand (SNH and FVE, collectively, "Buyer").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of August 26, 2002, by and among Seller, SNH and Constellation Real Estate Group, Inc. (the "Purchase Agreement"), Seller agreed to sell its interest in certain assets constituting senior living properties and facilities and SNH agreed to purchase such assets and to assume certain liabilities thereto, all as further described in the Purchase Agreement; and

         WHEREAS, Seller and SNH have agreed to amend the Purchase Agreement so as to make FVE a party thereto;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

         1. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

         2. FVE as Buyer. FVE hereby joins in the Purchase Agreement, jointly and severally with SNH, as Buyer thereunder. All references in the Purchase Agreement to Buyer shall refer to both SNH and FVE, jointly and severally.

         3. Purchase and Sale of the Senior Living Assets. Section 1 of the Purchase Agreement is hereby amended by deleting the third and fourth paragraphs therefrom in their entirety and replacing them with the following:

                  "Seller understands that SNH is a "real estate investment trust" under the Code and that SNH intends to enter into an agreement with a subsidiary of FVE ("Tenant") to lease and operate certain of the
         Facilities,   it  being   understood  that  none  of  the  negotiation,
         execution, delivery or effectiveness of any agreement between SNH and Tenant shall be a condition to Buyer's obligation to consummate the transactions contemplated by this Agreement. At SNH's expense, Seller shall cooperate in a commercially reasonable manner with SNH in connection with the negotiation of such agreement and the consummation of the transactions contemplated by this Agreement.
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                  Seller  further   understands  and  agrees  that  Buyer  shall
         designate each of the Facilities to be acquired directly by either SNH or FVE (or any wholly-owned subsidiary of either of them) and, at Closing, Seller shall sell, convey, transfer and deliver such Facility or Facilities, Purchased Assets and Assumed Liabilities directly to such designee. Notwithstanding any such direct sale to any such designee, SNH and FVE shall at all times remain jointly and severally liable in all respects under this Agreement."

         4. Purchase Price Adjustment. Section 5(c)(i) of the Purchase Agreement is hereby amended by deleting the reference to "Seventy-Seven Million Two Hundred Fifty Thousand Dollars ($77,250,000)" and replacing it with a reference to "Seventy-Seven Million One Hundred Fifty Thousand Dollars ($77,150,000)." The foregoing adjustment in the Purchase Price reflects the reduction attributable to the Defect Repair Amount pursuant to Section 5(a)(iv) of the Purchase Agreement.

         5. Buyer's Representation and Warranties: Organization and Good Standing. Section 9(a) of the Purchase Agreement is hereby amended by adding the following sentence at the end thereof: "FVE is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland."

         6. HUD Facility Allocable Amount. Section 5(d)(ii) of the Purchase Agreement is hereby amended by deleting the reference to "Twenty-Five Million, Five Hundred Thousand Dollars ($25,500,000)" and replacing it with a reference to "Nineteen Million Seven Hundred Fifty Thousand Dollars ($19,750,000)".

         7. Notices. Any notices or other communications to be given to Buyer pursuant to Section 21(a) of the Purchase Agreement shall be given to the following address (in addition to the other addresses set forth therein):

                        Five Star Quality Care, Inc.
                        400 Centre Street
                        Newton, Massachusetts 02458
                        Attn:  Evrett W. Benton
                        Telecopy:  (617) 796-8385

         8. Counterparts. This Amendment may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when or more such counterparts have been signed by each of the parties and delivered to the other parties.

         9. Ratification. As amended hereby, the Purchase Agreement is hereby ratified and confirmed.


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         IN  WITNESS  WHEREOF,  the  parties  hereto  have  duly  executed  this
Amendment as of the day and year first above written.

                                     Seller:

                                     CONSTELLATION HEALTH SERVICES, INC.


                                     By: /s/ Steven D. Kesler
                                          Name:  Steven D. Kesler
                                          Title: President

                                     Each of the  other  Sellers
                                     pursuant   to  a  power  of
                                     attorney granted to CHSI:

                                     By:  CONSTELLATION HEALTH SERVICES, INC.


                                     By: /s/ Steven D. Kesler
                                          Name:  Steven D. Kesler
                                          Title: President

                                     Buyer:

                                     SENIOR HOUSING PROPERTIES TRUST


                                     By: /s/ John R. Hoadley
                                          Name:  John R. Hoadley
                                          Title: Treasurer

                                     FIVE STAR QUALITY CARE, INC.


                                     By:  /s/ Bruce J. Mackey
                                          Name:  Bruce J. Mackey
                                          Title: Treasurer and
                                                 Chief Financial Officer

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                                     For purposes of acknowledging the execution
                                     and delivery of this Amendment only

                                     CONSTELLATION REAL ESTATE GROUP, INC.


                                     By: /s/ Steven D. Kesler
                                          Name:  Steven D. Kesler
                                          Title: President

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